Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2023 Earnings Results Conference Call

COMPANY PARTICIPANTS:

Derek Dubner Red Violet, Inc. - Chairman & CEO

Daniel MacLachlan Red Violet, Inc. - CFO

Camilo Ramirez Red Violet, Inc. – Vice President of Finance & IR

CONFERENCE CALL PARTICIPANTS

David Polansky - Immersion Investments, LLC

PRESENTATION

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

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Camilo Ramirez Red Violet, Inc. – Vice President of Finance & IR

Good afternoon and welcome. Thank you for joining us today to discuss our first quarter 2023 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the

Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

───────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO

Thanks Camilo, and good afternoon to those joining us today to discuss our results for the first quarter of 2023. We are pleased to report another quarter of strong performance, the result of broad-based demand across our fraud and identity product suite. We generated solid revenue growth, and these dollars are flowing nicely to the bottom line, driving healthy cash generation and profitability. We continue to invest in our business, penetrate our target markets and advance our product roadmap. Finally, during the quarter, we fine-tuned the organization to drive maximum productivity and efficiency going forward.

Now, turning to the numbers. For the quarter, total revenue was $14.6 million, a 15% increase over prior year. We produced $11.4 million in adjusted gross profit, resulting in adjusted gross margin of 78% in the first quarter, up 3-percentage points. Adjusted EBITDA for the quarter was $3.7 million, up 15% over prior year. Adjusted EBITDA margin remained consistent at 25% for the quarter. Additionally, we had a one-time $500,000 write-off of bad debt, which Dan will detail later. Excluding this one-time expense, our adjusted EBITDA for the quarter would have been $4.2 million and would have produced a 29% adjusted EBITDA margin.

Our IDI billable customer base grew by 235 customers sequentially from the fourth quarter, ending the first quarter at 7,256 customers. FOREWARN added 14,388 users during the first quarter, ending the quarter at 131,348 users. Over 255 Realtor® Associations are now contracted to use FOREWARN.

We are seeing solid demand for our identity and fraud solutions. Further, each month of the first quarter saw our new customer applications at their twelve-month highs. While these new customer applications do not contribute to immediate revenue, they are an encouraging leading indicator that our focus on high sales productivity, new product launches, and the early-stage execution of our marketing initiatives is yielding results.

In the last several months, we have expanded our identity intelligence suite. While we have been serving, and continue to serve, solutions in support of the background screening industry, we’ve traditionally done so behind the scenes – powering others’ branded solutions in the marketplace.

With our release of idiTRACE in 2022 and garnering feedback from the background screening industry, we have recently launched idiCRIM. The combined solutions present an enhanced version of our identity verification solution for the background screening industry, providing significantly improved functionality and interoperability. In combination, these solutions enable background screening organizations to access industry-leading identity information, increase search speeds, and drive efficiency, all by uncovering alias and non-obvious address history combined with associated criminal records through customized search parameters and filters.

In addition, we launched coreIDENTITY, a comprehensive identity suite in and of itself, to be leveraged individually or integrated into an organization’s identity verification workflow for uses including Know-Your-Customer identity verification, form fill, fraud and risk signals, and more. These additional product launches bolster our identity intelligence suite, giving us greater depth in addressing the needs of larger enterprise in both the public and private sectors.

We believe our AI/ML-powered platform, proprietary linking algorithms, and unified data assets provide best-in-class solutions and value to the markets we serve. Recall from the fourth quarter of 2021, we provided some detail around a top customer that was acquired by a large information solutions provider. As part of the acquirer’s cost cutting initiatives, the acquirer sought to utilize its own data and much less of ours. At that time, this customer contributed approximately $600,000 in revenue per quarter, and, upon the acquisition, we lost substantially all of that revenue. At the time, we stated that we firmly believed that the customer would experience a degradation in data quality and throughput, and could eventually increasingly revert back to our solutions. We are pleased to report that we recently entered into a 2-year agreement with this customer, containing a $105,000 minimum quarterly commitment during the term. While this does not guarantee a meaningful reversion back to the customer’s previous volume, it is but one more example of our competitive differentiation, demonstrating the superiority in accuracy, depth and breadth of our data as well as our platform’s performance. We are optimistic that this relationship will grow with the passage of time.

As we discuss frequently, we take a long-term view of this business with the goal of growth upon a healthy foundation. A strong foundation will enable us to continue to weather any economic uncertainty. With that perspective, we continually monitor the economic landscape and its potential impact on the execution of our long-term strategic plan. Last year, we made significant investments in the business in the way of additional headcount. We hired 47 people, primarily in technology and sales. As with any significant onboarding exercise, we knew that there would be some small, natural attrition when we achieved our target onboarding goals. Notwithstanding, given the current economic environment and our desire to drive even greater productivity and efficiency, we evaluated the organization to take necessary steps to optimize our positioning. During the first quarter, we reduced our total headcount from 187 employees to the current 170 employees. We believe the current headcount provides a solid baseline for plenty of leverage moving forward. Note, the cost savings associated with this exercise are not reflected in our first quarter results.

We are pleased to report we recently launched our redesigned corporate websites. The redesigned websites provide a more valuable user experience with modern design, improved functionality,

easier navigation, and greater detail on the breadth and applicability of our identity solutions. This is but one of several marketing initiatives for 2023 and will provide a more informative and engaging experience as we further penetrate our markets.

Lastly, providing an update to our $5.0 million Stock Repurchase Program. In addition to the 50,000 shares we repurchased in 2022, year to date through May 5th, we have purchased an additional 44,766 shares of the Company’s common stock at an average price of $16.88 per share. The Company has $3.4 million remaining under the Stock Repurchase Program. Given current market conditions, we believe the strategic purchase of these shares, as part of our broader capital allocation strategy, is a good use of our capital in returning value to our shareholders.

All in all, we are pleased with our performance in the first quarter, and we are off to a strong start to the year. We are seeing solid new customer acquisition, are testing and winning with larger enterprise prospects, and continue to execute upon our product roadmap, all while optimized for and driving healthy cash generation and high productivity.

With that, I turn it over to Dan to discuss the financials.

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Daniel MacLachlan Red Violet, Inc. - CFO

Thank you, Derek, and good afternoon. We are pleased with our solid start to the year. We are consistently building our opportunity pipeline and seeing meaningful progress with higher-tier prospects. Despite the ongoing challenges in the broader economic environment, we were extremely pleased with our new customer growth in the first quarter. We added 235 customers to IDI and over 14,300 users to FOREWARN, including some key relationship wins resulting from our solutions outperforming the competition in head-to-head testing.

As we have discussed on previous calls, we continue to see softness within our collections and real estate marketing verticals. Both areas experienced slightly negative growth in the first quarter compared to prior year. Outside these two areas, we saw nice growth across the board, with increased demand for our identity and fraud solutions.

Adding to some of the commentary that Derek provided earlier on employee headcount, throughout the first quarter, we focused on optimizing the efficiency of our teams while increasing productivity. As a result, we saw a reduction in headcount, with most of that reduction happening towards the end of the first quarter. While our baseline headcount will ebb and flow a bit around the current 170 employee mark, we do believe the current employee headcount provides plenty of leverage for our continued growth and scale in 2023 and beyond. Meaning, for the remainder of the year, we should see savings of approximately $0.3 million a quarter in employee related SG&A expenses and approximately $0.2 million a quarter in cash related expenses for internally developed software.

Turning now to our first quarter results, for clarity, all the comparisons I will discuss today will be against the first quarter of 2022, unless noted otherwise.

Total revenue was $14.6 million, a 15% increase over prior year. We produced $11.4 million in adjusted gross profit, resulting in adjusted gross margin of 78% in the first quarter, up 3-percentage points. Adjusted EBITDA for the quarter was $3.7 million, up 15% over prior year.

Adjusted EBITDA margin remained consistent at 25% for the quarter.

Continuing through the details of our P&L, as mentioned, revenue was $14.6 million for the first quarter, consisting of revenue from new customers of $1.9 million, base revenue from existing customers of $11.1 million and growth revenue from existing customers of $1.6 million. Our IDI billable customer base grew by 235 customers sequentially from the fourth quarter, ending the first quarter at 7,256 customers. FOREWARN added over 14,300 users during the first quarter, ending the quarter at 131,348 users. Over 255 Realtor® Associations are now contracted to use FOREWARN.

Our contractual revenue was 75% for the quarter, down 2-percentage points from prior year. Our gross revenue retention was 94%, compared to 97% in prior year. We expect our gross revenue retention percentage to trend between 90% and 95% for the foreseeable future.

At this time, I would like to discuss two updates we have made to our supplemental metrics. The first update is that we have removed Services revenue from our supplemental metrics. Previously, we had broken out total revenue by Platform revenue and Services revenue. As a reminder, Services revenue consists of revenue generated from our idiVERIFIED service, which is an ancillary collections market offering that is purely transactional and of a lower margin profile. Services revenue represented approximately 2.5% of total revenue in 2022 and approximately 2.0% of total revenue for the first quarter of 2023. As we expect Services revenue to continue to decrease as a percentage of total revenue, we believe the continued presentation of this metric is not meaningful.

The second update is that we have replaced revenue attrition with gross revenue retention. While the updated metric is basically the inverse of the former, we feel this revised metric better aligns with industry vernacular and calculation, allowing investors to better evaluate relative performance with industry competitors.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) remained consistent for the quarter at $3.2 million. Adjusted gross profit increased 20% to $11.4 million, producing an adjusted gross margin of 78%, a 3-percentage point increase over the first quarter 2022.

Sales and marketing expenses increased $1.5 million or 63% to $3.9 million for the quarter. This increase was due primarily to an increase in salaries, benefits and sales commissions of $0.7 million and the one-time $0.5 million write-off Derek alluded to earlier. This $0.5 million expense was attributed to a single customer facing cashflow challenges due to their specific business dynamics and we have taken legal action to recover the outstanding debt. Apart from this isolated case, we have not experienced any negative effects on our Days Sales Outstanding due to any broader economic challenges.

The $3.9 million of sales and marketing expense for the quarter consisted primarily of $2.1 million in employee salaries and benefits, $0.7 million in sales commissions, and $0.7 million in provision for bad debts.

General and administrative expenses decreased $0.2 million or 2% to $5.2 million for the quarter. This decrease was primarily the result of a $0.4 million decrease in professional fees. The $5.2 million in general and administrative expenses for the quarter consisted primarily of $2.8 million of employee salaries and benefits, $1.3 million of non-cash share-based compensation expense, and $0.6 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.4 million or 25% to $1.9 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net income for the quarter increased $0.6 million or 569% to $0.7 million.

We reported earnings of 5 cents per basic and diluted share for the quarter based on a weighted average share count of 14.0 million shares basic and 14.2 million shares diluted.

Moving on to the balance sheet. Cash and cash equivalents were $30.8 million at March 31, 2023, compared to $31.8 million at December 31, 2022. Current assets were $38.0 million compared to $38.1 million and current liabilities were $4.2 million compared to $5.4 million.

We generated $1.5 million in cash from operating activities for the first quarter, compared to generating $2.4 million in cash from operating activities for the same period in 2022.

Our free cash flow was negative $0.8 million for the first quarter, compared to generating $0.5 million for the same period 2022.

Cash used in investing activities was $2.3 million for the first quarter, mainly the result of $2.3 million used for software developed for internal use. Cash used in investing activities for the same period 2022 was $1.9 million.

Cash used in financing activities was $0.2 million for the first quarter, mainly the result of purchasing 10,937 shares of company common stock under our stock repurchase program at an average price of $18.34 per share. During the same period 2022, we had no meaningful financing activities.

As it relates to our stock repurchase program, as previously stated, we purchased 10,937 shares of our common stock at an average price of $18.34 per share during the first quarter. Beginning April 1, 2023, and through May 5, 2023, we have purchased an additional 33,829 shares of our common stock at an average price of $16.40 per share.

In total, we have purchased 94,766 shares pursuant to our $5.0 million repurchase program that was authorized on May 2, 2022. We have $3.4 million remaining for additional purchases under the program. We will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, we are pleased with the great start to the year. We look forward to expanding our position in the market and driving strong profitable growth in 2023 and beyond.

With that, our operator will now open the line for Q&A.

───────────────────────────────────────────────────────QUESTIONS AND ANSWERS

Operator

Our first question comes from David Polansky at Immersion Investments, LLC.

──────────────────────────────────────────────────────────────────────────────David Polansky

Good job on the customer adds, I think on the IDI side, that's the most amount of Q1 as you've had in several years. Can you talk, I guess, at a high level what industries you're seeing strengthen and where those new customers are coming from? And then importantly, what size are they relative to sort of your historic IDI customer base? I know we've sort of been on this journey from the SMB side going after more of an enterprise client base. So, can you just talk about the makeup of those 235 new IDI customers?

───────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO

Great. Yes, sure. Thanks for the question. Really appreciate it, and this is Dan. See, David, when we look at kind of the broad base of the markets we serve, we're seeing good uptake across the board in that customer mix, right? So when you look at those 235 customers, we added, it is very broad-based, good portion within financial services, a good portion within the investigative space, had some nice wins within public sector and some of the law enforcement area as well.

Broadly, we're seeing it across the board with the exception of collections. As we stated many times, we know that market has been pretty stagnant for a number of -- almost a number of years now. But ultimately, we're seeing it across the board within financial services, identity, investigative, seeing some good pickup in background screening and some other areas.

──────────────────────────────────────────────────────────────────────────────David Polansky

Something that relates -- sorry, go ahead.

───────────────────────────────────────────────────────Daniel MacLachlan Red Violet, Inc. - CFO

As it relates to your second question around size of customers. What we've seen now, especially when we look at our development pipeline is that we've seen a lot more at kind of the higher tier starting to fall in.

What we do know with a lot of those kind of medium and larger enterprises is that when they do start to fall in and become customers, they don't immediately move all of their volume over to your business, right? So ultimately, what we see as a tremendous opportunity with these new customers that we're adding today to really land and expand over time. The expectation is we'll continue to see volume increases in these new customers over the near and medium term.

But for the most part, when we're looking at the number of 235, it's going to be consistent with what we've seen on new customer growth in the past from a revenue standpoint. But ultimately, a lot more potential, we believe, in these new customer adds than we've seen historically if you look back 12 months or even 24 months ago.

──────────────────────────────────────────────────────────────────────────────David Polansky

Okay. Great. And are you seeing any cautiousness from financial service customers on moving to you guys? I mean, what -- there's obviously a lot of issues going on in the finance and banking sector right now? Are you kind of seeing anything just from a macro level, I guess, or sort of business as usual?

───────────────────────────────────────────────────────Derek Dubner Red Violet, Inc. - Chairman & CEO

Yes. Thanks, David. This is Derek. I appreciate the question. And I'll also address a bit of your prior question as to what drove the new customer growth. As we mentioned, we did conduct an exercise to drive greater productivity across the organization.

With that, we also had some strong internal discussions around our go-to-market given some of the economic uncertainty out there and the fact that, that could play into our strengths that we have, we believe, to be the best solutions in market and we can drive those efficiently for customers that are being negatively impacted out there while using other solutions.

So we feel like we gained advantages there, combined with some of the new marketing initiatives we spoke of in getting our story out there a bit more aggressively. So we believe that all of those in combination were responsible for generating some of those strong results.

As far as the climate, if you will, at the larger enterprises down to medium and small, not so much seeing it in smaller to medium-sized enterprises. When we do open up a new discussion at the larger enterprises that we speak about, and that we have been attacking and building out our large enterprise pipeline for the last 18 months, you do encounter a bit of hesitation on spend. And when you do win the business, there's a bit of caution on how much volume is diverted to you initially.

But that said, we feel very good about how our solutions are executing in market. We're getting very strong feedback from those in testing as well as those that we're winning and that the volumes are coming on slowly, and we do anticipate that to accelerate. So even given what we're seeing in the economy, we're very optimistic about our business, some of the new product launches, and even more optimistic about those on the product road map that are going to be coming out later in the year.

──────────────────────────────────────────────────────────────────────────────David Polansky

Okay. Great. And on FOREWARN, that was, I mean, also a really good quarter in terms of net adds. I think we have been thinking about this as doing like sort of 10,000 net adds a quarter. Do you think there's something that broke and is going to kind of push you over that moving forward to sort of the 14,000, 15,000 net adds a quarter? Or is that should we keep thinking about that as like roughly like I don't know, like 9,000 to 10,000.

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Derek Dubner Red Violet, Inc. - Chairman & CEO

Well, I think that -- this is Derek again. Thank you, David. I think that's a fair, what I would call perhaps a conservative, a safe outlook. What we're seeing is sort of that snowball effect of more associations being much more receptive to that initial call and also reaching out to us to understand what is FOREWARN?

Why do my other associations have it? Why am I hearing it from the realtor base that I should get this proactive safety solution that they're saying is essential? So, our expectation and certainly our efforts, are geared toward acceleration. But again, that would be a conservative way of viewing it.

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David Polansky

Ok great, thanks guys, that’s it for me.

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Derek Dubner Red Violet, Inc. - Chairman & CEO

Thank you David, appreciate it.

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Operator

At this time, I will now turn the call back over to Derek Dubner for closing remarks.

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Derek Dubner Red Violet, Inc. - Chairman & CEO

Thank you. We are pleased to report another solid quarter and start to 2023. We continue to experience broad-based demand in the market across our innovative identity and fraud solutions suite, are seeing nice traction testing with larger enterprise prospects, and, as mentioned, have optimized our resources to drive productivity and efficiency while driving growth. We are well positioned for 2023 and beyond. Good afternoon.

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Operator

This concludes today's conference. Thank you for participating. You may now disconnect. Everyone, have a great day.

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